Exhibit 14

March 2004

Code of Ethics for Chief Executive and Senior Financial Officers

The Chief Executive Officer (CEO), Chief Financial Officer (CFO), Corporate Controller and other key finance employees of U.S. Concrete Inc. (the “Company”) hold an important and elevated role in corporate governance of the organization. In this regard, the Company expects these individuals to act in accordance with the highest standards of personal and professional ethical integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Company’s Code of Business Conduct and other policies and procedures adopted by the Company that govern the conduct of all its employees. Any violations of this Code may result in disciplinary action, up to and including termination of employment.

Standards of Conduct

To the best of their knowledge and ability, the Chief Executive and Senior Financial Officers shall:

•	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “Commission”) and in other public communications made by the Company;

•	Comply with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting of violations of this Code of Ethics to the Chair of the Audit Committee of the Board of Directors of the Company and to the appropriate person or persons identified in the Company’s Code of Business Conduct;

•	Respect the confidentiality of information acquired in the course of employment and promise not to use such information for personal advantage;

•	Promote, as appropriate, contact by employees with the Chair of the Audit Committee of the Board of Directors of the Company for any issues concerning improper accounting or financial reporting of the Company without fear of retaliation;

•	Proactively promote ethical and honest behavior within the Company and its subsidiaries, and;

•	Exercise responsible stewardship over company assets and resources and maintain appropriate internal controls.

It is the Company’s intention that this Code of Ethics be its written code under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in the Commission Regulation S-K Item 406.